DEVELOPMENT SERVICES AGREEMENT

THIS DEVELOPMENT SERVICES AGREEMENT (“Agreement”) is made and entered into this 9th day of April, 2019 by and between Southern First Bank, (hereinafter referred to as “Bank”), and COTHRAN PROPERTIES, LLC, a South Carolina limited liability company (hereinafter referred to as “Cothran Properties”).

WHEREAS, Bank wishes to develop an office building for a new headquarters (hereinafter “HQ”); and

WHEREAS, Cothran Properties has assisted the Bank in identifying potential sites for the HQ and such assistance predates this Agreement; and

WHEREAS, Bank has entered into a Purchase and Sale Agreement dated February 12, 2019 with Verde Properties, LLC a South Carolina limited liability company (hereinafter referred to as “Seller”) to acquire a parcel of land, containing approximately seven (7) acres of office land located at the corner of Verde Boulevard and Laurens Road in the City of Greenville South Carolina (hereinafter referred to as the “Site”);

WHEREAS, the Bank wishes to contract with Cothran Properties to develop the Site, its HQ as well as explore the possibility of developing additional square footage either in the HQ or in other ancillary buildings on the Site (hereinafter “Building” or “Buildings”) and engage in all services ancillary to such activities, including but not limited to developing, constructing, managing, improving, operating, leasing, mortgaging, financing, refinancing, pledging, selling or otherwise dealing and engaging in such other lawful purposes necessary to develop the Bank Site, HQ and Buildings (hereinafter referred to as the “Project”);

WHEREAS, Cothran Properties is a full service real estate company;

WHEREAS, with respect to the Project, Bank desires to retain the services of Cothran Properties as an independent contractor as further provided herein; and

WHEREAS, with respect to the Project, Cothran Properties desires to provide services to Bank as an independent contractor as further provided herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter contained, Bank and Cothran Properties hereby agree as follows:

(1) Engagement as Independent Contractor. Cothran Properties agrees to provide services to Bank as set forth below. It is agreed that in the performance of services under this Agreement, Cothran Properties is an independent contractor and shall not be an agent of Bank. Nothing contained in this Agreement shall be construed to create a joint venture, partnership, association, or other affiliation between the parties hereto, it being specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement. Bank shall neither have nor exercise any specific control or direction over the particular methods by which Cothran Properties shall perform the services required by this Agreement. Neither party shall be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement. Bank will not withhold on compensation paid to Cothran Properties for income tax or any other withholding pursuant to any law or requirement of any governmental body. Cothran Properties shall not hold itself out as an agent of Bank and will file all governmental reports including but not limited to federal and state tax returns consistent with being an independent contractor.

(2) Cothran Properties’ Duties and Hours. Bank and Cothran Properties agree that the services Cothran Properties provides Bank shall be on a non-exclusive basis and Cothran Properties remains free to offer its services to the market. Cothran Properties shall not be required to provide services for a designated number of hours per week or at designated times.

(3) Services. Bank and Cothran Properties agree that the services for which Cothran Properties is engaged by Bank to perform shall be to manage the Project (hereinafter referred to as the “Services”) in order to achieve the Bank’s goals.

(4) Compensation and Reimbursements. Bank and Cothran Properties agree that Cothran Properties shall receive the following compensation for the Services and reimbursements for expenses:

(a)	Development Fee(s). Starting on the Fee Commencement Date and continuing throughout the Term of this Agreement Bank shall pay Cothran Properties the development fees as set forth herein below (hereinafter “Development Fee(s)”)

	(i)	Compensation for prior services – in consideration for services performed prior to the date of this Agreement the payment of the Development Fees as set forth in (4)(a)(ii) below shall commence on January 1, 2019 (hereinafter “Fee Commencement Date”) and continue throughout the Term of this Agreement.

	(ii)	Starting on the Fee Commencement Date the Bank shall owe Cothran Properties a Development Fee of Fifty Thousand Dollars ($50,000.00) per month payable on the first day of each month (hereinafter “Monthly Payment(s)”) such obligation shall continue throughout the Term of this Agreement.

(iii)	Payment of Accrued Fees- As used herein “Accrued Fees” shall mean all unpaid Monthly Payments from the Fee Commencement Date through the Execution Date of this Agreement. The Accrued Fees shall be paid simultaneously with the execution of this Agreement.

(iv)	Cothran Properties shall be entitled to reimbursement for reasonable out-of-pocket expenses relating to the Services, such expenses are approved in advance by Bank.

(5) Term. The term of this Agreement shall commence as of the date first above written and expire on December 31, 2019 (hereinafter “Term”). This Agreement unless extended earlier terminated as hereinafter provided.

(6) Renewal. No later than Thirty (30) days prior to the expiration of this Agreement, Bank will provide written notification to Cothran Properties as to its intentions to renew, extend or terminate this Agreement.

(7) Termination. This Agreement may not be terminated during the Term of this Agreement except by the mutual written consent of Bank and Cothran Properties. Bank shall pay to Cothran Properties all fees and reimbursements which have been accrued or incurred but remain unpaid as of such date of termination of this Agreement.

(8) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and there are no agreements or representations which are not set forth herein. All prior negotiations, agreements, and understandings with respect to the subject matter hereof are superseded. This Agreement shall be binding upon and operate for the parties’ benefit and their successors and permitted assigns.

(9) Amendment. This Agreement may not be amended or modified except with the written consent of the parties hereto.

(10) Governing Law. This Agreement shall be construed and enforced pursuant to the laws of South Carolina.

(11) Consent to Jurisdiction. The parties to this Agreement hereby agree that the courts of the State of South Carolina shall have sole and exclusive jurisdiction over any matter arising from the interpretation, purpose, effect, or operation of this Agreement. The parties consent to venue in Greenville County, South Carolina, and waive any rights they may have to assert jurisdiction or venue in any other court, administrative forum, or other adjudicative body.

(12) Captions. The titles and captions in this Agreement are for convenience of reference only and shall not control or affect the interpretation or construction of any of its terms or conditions.

(13) Notices. All notices required or permitted under this Agreement shall be in writing and shall be given by hand-delivered personal service or by registered or certified mail, return receipt requested. Notices by mail to Cothran Properties shall be addressed to the last known mailing address of Cothran Properties. Notices by mail to Bank shall be addressed to the last known mailing address of Bank. Notices shall be deemed to have been given at the time they are hand-delivered or are placed in the mail, properly addressed to the address set forth in this paragraph, with sufficient postage prepaid.

(14) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Witness:	SOUTHERN FIRST BANK

	By:	/s/ Michael D. Dowling
Michael D. Dowling, CFO

COTHRAN PROPERTIES, LLC

	By:	/s/ Mark A. Cothran
Mark A. Cothran, its sole Member